Exhibit 99.1
HILLENBRAND, INC. REPORTS THIRD-QUARTER
REVENUE OF $165 MILLION
AND EARNINGS PER SHARE OF $0.42
BATESVILLE, Ind., Aug. 12, 2008, Hillenbrand, Inc. (NYSE:HI) — /PR Newswire-First Call/ — Hillenbrand, Inc. reported third-quarter 2008 revenue of $165 million, consistent with $165.6 million reported in the third quarter of 2007. In addition, the company reported growth in third-quarter earnings per share, operating profit and cash flow from operations over prior year results.
Revenue for the quarter remained essentially flat, even as the company faced some challenging headwinds from a decline in volume. This was largely due to the termination of the planned acquisition of an independent distributor last year, which resulted in the cancellation of a related supply agreement with that distributor. In addition, revenue was impacted by a general decline in burials and a lower average product mix.
“After an increase in influenza-related deaths in the second quarter, we experienced the typical seasonal slowdown in the third quarter,” said Kenneth A. Camp, president and CEO of Hillenbrand, Inc. “Despite the market challenges, we were able to maintain revenues at a level consistent with 2007 results.”
Gross profit remained stable, as substantial increases in fuel and commodity prices were offset by productivity cost improvements and improved material usage. Third-quarter total operating expenses were favorable by 16.7 percent to the prior year because of a $6.8 million one-time expense in 2007 related to the terminated acquisition.
The company’s effective tax rate for the quarter was 34.9 percent versus 36.4 percent in the same period in 2007, reflecting the effects of an increased benefit from manufacturing tax deductions in 2008. Net income for the quarter was $26.7 million, or $0.42 fully diluted earnings per share, up from $21.5 million, or $0.34 fully diluted earnings per share, reported in the third quarter of the prior year. Cash flow from operations for the quarter was $41.3 million, a 7 percent increase from the same period in 2007.
“Decisions by the Hillenbrand board to pay our first dividend as a new public company and authorize a $100 million share repurchase program demonstrate our commitment to using the company’s strong cash flow to create and increase shareholder value,” said Camp.

Outlook for Fiscal Year 2008
The company is reaffirming its revenue guidance for fiscal year 2008 of $668 to $686 million and increasing its guidance for GAAP net income from a range of $80 to $93 million to a range of $86 to $98 million as a result of lower-than-anticipated antitrust litigation and separation costs. On an adjusted basis, our guidance remains unchanged at earnings per share of $1.64 to $1.79.
Hillenbrand, Inc.
 (Amounts in millions, except per share data)

	Fiscal year ending September 30
		FY 08 Range
	FY 07	Low	High
Net revenues	$667	$668	$686
Income before taxes	$157	$140	$159
Tax rate	36.6%	38.6%	38.1%
Net income	$100	$86	$98
Diluted shares outstanding	63	63	63
Diluted net income per share	$1.59	$1.36	$1.56

Excluding certain non-operating costs (anti-trust litigation and separation*)
Net income		$103	$113
Diluted net income per share		$1.64	$1.79
*Non-GAAP Financial Disclosures and Reconciliations for Third Quarter
While Hillenbrand, Inc. reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hillenbrand, Inc. uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.
Hillenbrand, Inc.
 (Dollars in millions)

	Three Months Ended			Three Months Ended			Fiscal Year 2008
	June 30, 2007			June 30, 2008			Guidance Midpoint
	Pre-	Income	Post-	Pre-	Income	Post-	Pre-	Income	Post-
	Tax	Taxes	Tax	Tax	Taxes	Tax	Tax	Taxes	Tax
GAAP income	$33.8	$12.3	$21.5	$41.0	$14.3	$26.7	$149.0	$57.1	$91.9

Certain non-operating costs:
Antitrust litigation	1.8	0.7	1.1	0.9	0.3	0.6	5.0	1.8	3.2
Separation	0.0	0.0	0.0	0.1	0.0	0.1	15.0	2.2	12.8

Adjusted income	$35.6	$13.0	$22.6	$42.0	$14.6	$27.4	$169.0	$61.1	$107.9

Additional assumptions and discussion will be provided during the company’s conference call to be held later today.

Conference Call and Webcast
The company will sponsor a conference call and webcast for the investing public at 8 a.m. EDT Tuesday, Aug. 12, 2008. During the event, management will discuss the results for the fiscal third quarter ended June 30, 2008, along with expectations for the remainder of the fiscal year. The webcast is available at http://ir.hillenbrandinc.com and will be archived on the company’s Web site through August 9, 2009, for those unable to listen to the live webcast.
Participants may listen to the conference call by dialing 1-877-419-6597 (1-719-325-4861 for international callers). A replay of the call will be available through Aug. 21, 2008, at 1-888-203-1112 (1-719-457-0820 for international callers). Please use the confirmation code 4683815.

Hillenbrand, Inc. and Subsidiaries
Consolidated Statements of Income (Unaudited)
 (Amounts in millions, except per share data)

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2008	2007	2008	2007
Net revenues	$165.0	$165.6	$519.3	$509.0
Cost of goods sold	98.6	98.7	302.8	293.3

Gross profit	66.4	66.9	216.5	215.7

Operating expenses (including separation costs of $0.1 and $14.2 in the three and nine month periods ending June 30, 2008, respectively.)	28.4	34.1	99.2	89.0

Operating profit	38.0	32.8	117.3	126.7
Interest expense	(1.4)	—	(1.4)	—
Investment income and other	4.4	1.0	3.9	1.0

Income before income taxes	41.0	33.8	119.8	127.7
Income tax expense	14.3	12.3	45.8	46.8

Net income	$26.7	$21.5	$74.0	$80.9

Income per common share - basic and diluted	$0.42	$0.34	$1.18	$1.29

Dividends per common share*	$0.1825	$—	$0.1825	$—

Average common shares outstanding - basic and diluted	62.5	62.5	62.5	62.5

*
Hillenbrand, Inc.’s first dividend as a stand-alone public company was paid June 30, 2008. As a result, there are no dividends reported for the first two quarters of fiscal 2008 or the entire prior year.

Hillenbrand, Inc.
Consolidated Balance Sheets (Unaudited)
 (Dollars in millions)

	June 30	September 30
	2008	2007

ASSETS
Current Assets
Cash and cash equivalents	$33.0	$11.9
Trade receivables, net	85.6	90.9
Inventories	50.3	47.5
Deferred income taxes	18.8	16.0
Prepaid income taxes	0.6	0.3
Other current assets	8.5	3.6

Total current assets	196.8	170.2
Property, net	91.2	88.9
Intangible assets, net	20.7	23.0
Auction rate securities	52.7	—
Investments	153.4	—
Prepaid pension costs	—	1.6
Deferred income taxes	10.9	16.2
Due from Hill-Rom Holdings, Inc.	9.1	—
Other assets	31.6	16.7

Total Assets	$566.4	$316.6

LIABILITIES
Current Liabilities
Revolving credit facility	$110.0	$—
Trade accounts payable	14.1	18.3
Accrued compensation	24.4	20.6
Accrued customer rebates	18.3	20.3
Other current liabilities	19.4	16.6
Due to Hill-Rom Holdings, Inc.	9.1	—

Total current liabilities	195.3	75.8
Deferred compensation, long-term portion	7.3	8.6
Accrued pension and postretirement healthcare, long-term portion	37.8	28.1
Other long-term liabilities	41.0	23.2

Total Liabilities	281.4	135.7

Commitments and Contingencies
SHAREHOLDERS’ EQUITY
Parent company equity	—	193.5
Common stock, no par value	—	—
Additional paid-in-capital	284.3	—
Retained earnings	15.2	—
Accumulated other comprehensive loss	(14.5)	(12.6)

Total Shareholders’ Equity	285.0	180.9

Total Liabilities and Shareholders’ Equity	$566.4	$316.6

Hillenbrand, Inc.
Consolidated Statements of Cash Flows (Unaudited)
 (Dollars in millions)

	Nine Months Ended
	June 30
	2008	2007
Operating Activities:
Net income	$74.0	$80.9
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	14.1	13.2
Provision for deferred income taxes	1.0	(4.7)
(Gain)/loss on disposal of property	(0.1)	1.0
Interest income on Forethought note receivable	(2.8)	—
Equity in earnings of affiliates	(0.4)	—
Stock based compensation	0.5	—
Trade accounts receivable	5.2	4.6
Inventories	(2.9)	(3.0)
Other current assets	(3.8)	2.8
Trade accounts payable	(4.2)	1.4
Accrued expenses and other current liabilities	8.0	(2.5)
Income taxes prepaid or payable	13.6	4.0
Amounts due to/from Hill-Rom Holdings, Inc.	(11.1)	—
Defined benefit plan funding	(1.3)	(1.4)
Change in deferred compensation	(0.5)	0.7
Other, net	1.5	2.9

Net cash provided by operating activities	90.8	99.9

Investing Activities:
Capital expenditures	(6.1)	(9.9)
Proceeds on disposal of property	0.3	1.0
Payment for acquisitions of businesses, net of cash acquired	(0.4)	(5.2)
Proceeds from sale of auction rate securities	2.7	—
Return of investment capital from affiliates	0.6	—

Net cash used in investing activities	(2.9)	(14.1)

Financing Activities:
Proceeds from revolving credit facility	250.0	—
Repayments on revolving credit facility	(140.0)	—
Deferred financing costs	(0.9)	—
Net change in advances to parent	(290.3)	(85.0)
Cash received from parent in connection with separation	125.4	—
Payment of dividends on common stock	(11.4)	—
Proceeds on issuance of common stock	0.4	—

Net cash used in financing activities	(66.8)	(85.0)

Effect of exchange rate changes on cash and cash equivalents	—	0.2

Net cash flows	21.1	1.0

Cash and cash equivalents:
At beginning of period	11.9	7.9

At end of period	$33.0	$8.9

Disclosure Regarding Forward-Looking Statements
Throughout this announcement and the related conference call, we make a number of “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, “forward-looking statements” are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions that we believe are reasonable, but by their very nature they are subject to a wide range of risks.
Words that could indicate we’re making forward-looking statements include the following:

intend	believe	plan	expect	may	goal
become	pursue	estimate	will	forecast	continue
This isn’t an exhaustive list, but is simply intended to give you an idea of how we try to identify “forward-looking statements.” The absence of any of these words, however, does not mean that the statement is not “forward-looking.”
Here’s the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors — many of which are beyond our control — could cause our performance to differ significantly from those described in the forward-looking statements, and include, but are not limited to: the antitrust and other litigation in which the company is currently or may potentially become a defendant; the company’s dependence on its relationships with several large national providers; continued fluctuations in mortality rates and increased cremations; failure of the company’s announced strategic initiatives to achieve expected growth, efficiencies or cost reductions; disruptions in the company’s business or other adverse consequences resulting from the spin-off of the company from Hillenbrand Industries, Inc.; competition from nontraditional sources in the funeral service business; increased costs or unavailability of raw materials; the ability to retain executive officers and other key personnel; and certain tax-related matters. Additional information concerning these and other factors are contained in our filings with the Securities and Exchange Commission. We assume no obligation to update or revise any forward-looking statements.
About Hillenbrand, Inc.
Hillenbrand, Inc. (www.HillenbrandInc.com) is the holding company for Batesville Casket Company, a leader in the North American death care industry through the sale of funeral services products, including burial caskets, cremation caskets, containers and urns, selection room display fixturing and other personalization and memorialization products. HI-INC-F
CONTACT
Investor Relations for Hillenbrand, Inc.
Mark R. Lanning, Vice President, Investor Relations, and Treasurer
Phone: 812-934-7256
E-mail: mrlanning@hillenbrand.com
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